EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of U. S. Bancorp of our reports dated February 23, 2007, with respect to the consolidated financial statements of U.S. Bancorp, U.S. Bancorp management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of U.S. Bancorp, included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

Registration
Form	Statement No.	Purpose
S-3	333-67465	Acquisition of Libra Investments, Inc.
S-3	333-128390	Floating Rate Convertible Senior Debentures due 2035
S-3	333-124535	Universal Shelf Registration Statement
S-3	333-132297	Universal Shelf Registration Statement
S-8	333-01421	First Bank System, Inc. 1994 Stock Incentive Plan and 1991 Stock Incentive Plan
S-8	333-02623	First Bank System, Inc. 1996 Stock Incentive Plan
S-8	333-32635	U.S. Bancorp 1997 Stock Incentive Plan
S-8	333-51635	U.S. Bancorp 1997 Stock Incentive Plan
S-8	333-76887	U.S. Bancorp 1999 Stock Incentive Plan
S-8	333-82691	Bank of Commerce 1989 and 1995 Stock Option Plans (as assumed by U.S. Bancorp)
S-8	333-38846	U.S. Bancorp 1999 Stock Incentive Plan
S-8	333-47968	Scripps Bank 1992 and 1995 Stock Option Plans and the Scripps Bank 1998 Outside Directors Stock Option Plan
S-8	333-48532	Various benefit plans of Firstar Corporation in effect at the time of the merger with U.S. Bancorp
S-8	333-65774	Various stock options and incentive plans of Nova Corporation in effect at the time of the merger with U.S. Bancorp
S-8	333-68450	U.S. Bancorp 2001 Employee Stock Incentive Plan
S-8	333-74036	U.S. Bancorp 2001 Stock Incentive Plan
S-8	333-100671	U.S. Bancorp 401(k) Savings Plan

/s/ Ernst & Young LLP

Minneapolis, MN
February 26, 2007